Exhibit 99.23

INSTRUCTION TO REGISTERED HOLDER FROM BENEFICIAL OWNER
of
9 5/8% Senior Secured Notes Due 2012
(CUSIP Number 443630AA6 or C44255AA2)
of
Hudson Bay Mining and Smelting Co., Limited

To Registered Holder:

        The undersigned hereby acknowledges receipt and review of the Prospectus dated August 3, 2005 (the "Prospectus") of Hudson Bay Mining and Smelting Co., Limited ("HBMS"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute HBMS's offer (the "Exchange Offer") to exchange $1,000 in principal amount of a new series of 9 5/8% Senior Secured Exchange Notes Due 2012 (the "Exchange Notes") of HBMS for each $1,000 in principal amount of outstanding 9 5/8% Senior Secured Notes Due 2012 (the "Original Notes") of HBMS. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

        This will instruct you, the registered holder, as to the action to be taken by you relating to the Exchange Offer with respect to the Original Notes held by you for the account of the undersigned.

        The aggregate face amount of the Original Notes held by you for the account of the undersigned is (fill in amount):

  $                                                   of 9 5/8% Senior Secured Notes Due 2012.

        With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

  ☐    To TENDER the following Original Notes held by you for the account of the undersigned (insert principal amount of Original Notes to be tendered (if any)):

  $                                                   of 9 5/8% Senior Secured Notes Due 2012.

  ☐    NOT to TENDER any Original Notes held by you for the account of the undersigned.

        If the undersigned instructs you to tender Original Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) any Exchange Notes received by the undersigned are being acquired in the ordinary course of business; (ii) the undersigned will have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act; (iii) the undersigned is not an "affiliate" as defined in Rule 405 under the Securities Act of HudBay Minerals Inc. or, if it is an affiliate, it will comply with the applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable; (iv) if the undersigned is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; (v) if the undersigned is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of such Exchange Notes; and (vi) if the undersigned is a Canadian resident, that it is eligible to acquire the Exchange Notes pursuant to an available exemption from the prospectus requirements of the securities legislation of the undersigned's province of residence.

SIGN HERE
Name of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone Number:

Taxpayer identification or Social Security Number:

Date:

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